EXHIBIT 4.5

AMENDMENT TO 3% CONVERTIBLE PROMISSORY NOTE

This Amendment to 3% Convertible Note (the “Amendment”) effective September 2, 2012, by and among Liberator, Inc., a Nevada corporation (the “Borrower”) and Hope Capital Inc., a New York corporation (the “Lender”) amends that certain 3% Promissory Note due September 2, 2012, in the principal amount of $250,000 by and between the Borrower and Lender (the “Note”).

WHEREAS, on September 2, 2009, the Borrower issued to the Lender the Note (Note No.: 1.02); and

WHEREAS, the Note is convertible into securities of the Borrower at the sole option of the Lender; and

WHEREAS, the “Maturity Date” as defined under the Note is September 2, 2012; and

WHEREAS, the Borrower desires to retain its current working capital and to extend the Maturity Date.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties agree as follows:

Amendment to Maturity Date. The Maturity Date, as defined under the Note, shall be September 2, 2013.

Amendment to Conversion Price. The Conversion Price, as defined under the Note, shall be fixed at $0.10.

Capitalized Terms. All capitalized terms which have not been defined shall have the meaning contained in the Agreement.

Ratification of the Note. In all other respects, the Note is ratified and confirmed.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to 3% Convertible Promissory Note, effective as of the date first written above.

BORROWER		LENDER
LIBERATOR, INC.		HOPE CAPITAL INC.

By:	/s/ Louis S. Friedman	By	/s/ Curt Kramer
Name:	Louis S. Friedman	Name:	Curt Kramer
Its:	CEO	Its:	President